Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Brainstorm Cell Therapeutics Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00005 par value per share	457(h)	2,533,333(2)	$1.06(3)	$2,685,332.98	0.00015310	$411.12
Total Offering Amounts					$2,685,332.98		$411.12
Total Fee Offsets							—
Net Fee Due							$411.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of common stock, $0.00005 par value per share (the “Common Stock”) of Brainstorm Cell Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2014 Stock Incentive Plan and 2014 Global Share Option Plan, as amended (the “Plans”), by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)	Represents an increase of 2,533,333 shares of Common Stock available for issuance under the Plans.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $1.06, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on June 27, 2025 (such date being within five business days of the date that this Registration Statement was filed with the Commission).